Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Raytech Holding Limited on Form S-8 (File No. 333-283700) of our report dated July 29, 2024 with respect to the consolidated balance sheets of Raytech Holding Limited and its subsidiaries as of March 31, 2023 and 2024, and related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2024, and the related notes included herein, which appears in the Annual Report on Form 20-F, under the Securities Act of 1934 (File No. 001-42100) for the year ended March 31, 2025.

San Mateo, California	WWC, P.C.
July 24, 2025	Certified Public Accountants
PCAOB ID: 1171